FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg
Chief Financial Officer
SKECHERS USA, Inc.
(310) 318-3100

Investor Relations:	Andrew Greenebaum
Integrated Corporate Relations (310) 395-2215

SKECHERS USA ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
Net Sales Increase 6.2% to $221.5 million, Up From $208.6 Million Last Year

MANHATTAN BEACH, CA. — April 22, 2004 — SKECHERS USA, Inc. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2004.

Net sales for the first quarter of 2004 rose 6.2 percent to $221.5 million compared to $208.6 million in the first quarter of 2003. Net earnings for the quarter were $7.0 million versus net earnings of $8.5 million in the first quarter of the prior year. Net earnings per diluted share were $0.18 on 42,448,000 shares outstanding, above First Call consensus of $0.14 per diluted share, compared to net earnings of $0.22 per diluted share on 41,480,000 diluted shares outstanding in the first quarter of 2003.

Gross profit for the first quarter of 2004 was $89.7 million compared to $90.3 million in the first quarter of last year. Gross margin was 40.5 percent compared to 43.3 percent in the first quarter of 2003. Selling, general and administrative expenses declined to 34.9 percent of sales in the first quarter compared to 35.8 percent of sales in the first quarter of prior year.

“We are pleased with our first quarter 2004 results,” began David Weinberg, chief financial officer of SKECHERS USA, Inc. “Compared to the same period last year, we increased sales, significantly reduced our inventory levels and ended with a cash balance in excess of $115 million dollars. We believe this improvement in our business, which began at the close of 2003, is a result of a growing demand for our product in the United States and in key international markets such as the United Kingdom and Germany. Our increased revenues are also the result of licensing royalties and additional retail stores — including the key locations of New York’s Times Square and Las Vegas’ Fashion Show Mall.”

Mr. Weinberg continued: “We believe that the positive momentum across the majority of our business segments results from the many initiatives we undertook over the past year. We are encouraged by our Spring 2004 sales, the positive reaction to our back-to-school product, as well as the sell-throughs we are experiencing at our company-owned retail stores and our wholesale accounts. Based upon these indicators and our improved balance sheet, we believe that we will continue to see improved performance for the remainder of the year.”

Robert Greenberg, SKECHERS chief executive officer, said: “At this time last year and throughout 2003, our goal was to gain share of the global footwear market, increase sales and profitability, and reward stockholders over the long-term. We believe we are on track, having completed a great first quarter driven by exceptional product. We believe that this momentum will continue as many product and licensing initiatives implemented in 2003 reach the retail floor for back-to-school and fall 2004. Current plans include three new footwear lines — 310 Motoring, and Rhino Unlimited for men, and Rhino Red for women, the coordinating shoe lines for Ecko Unlimited and Ecko Red apparel.”

Mr. Greenberg continued: “We have built a relevant brand through the strength of our image, product and marketing, along with the efforts of our skilled management team. We will continue to concentrate on our key initiatives and key areas of business in an effort to positively impact sales and earnings.”

The Company now expects second quarter 2004 sales to be in the range of $230 million to $240 million and earnings per share in the range of $0.12 to $0.17 per share.

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking; plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a broad range of casual and fashionable footwear for men, women and children. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear, timepieces, and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, a decrease in sales during the spring, back-to-school or holiday selling season, change in consumer demands and fashion trends, the inability to identify and interpret fashion trends and successfully market new products, current political and economic conditions in the world, potential disruptions in manufacturing related to overseas sourcing, cancellation of order commitments and decreased demand by industry retailers, the uncertain short- and long-term effects of the severe acute respiratory syndrome (“SARS”) crisis in the Far East and other factors affecting retail market conditions, including the factors addressed in the Company’s annual report on form 10K for the year ended December 31, 2003.

(Tables To Follow)
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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(in thousands)

ASSETS

	March 31,	December 31,
	2004	2003
Current assets:
Cash and cash equivalents	$115,565	$113,479

Trade accounts receivable, net	129,046	98,751
Other receivables	3,597	4,533

Total receivables	132,643	103,284

Inventories	111,733	137,917
Deferred tax assets	5,621	5,621
Prepaid expenses and other current assets	9,346	12,366

Total current assets	374,908	372,667
Property and equipment, at cost, less accumulated depreciation and amortization	82,537	86,324
Intangible assets, at cost, less applicable amortization	1,891	2,006
Other assets	5,266	5,536

	$464,602	$466,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term borrowings	$3,298	$3,226
Accounts payable	65,240	78,725
Accrued expenses	15,723	12,881

Total current liabilities	84,261	94,832

Long-term borrowings, excluding current installments	115,217	116,047
Stockholders’ equity	265,124	255,654

	$464,602	$466,533

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2004		2003
Net sales	$221,488	100.0%	$208,593	100.0%
Cost of sales	131,781	59.5%	118,275	56.7%

Gross profit	89,707	40.5%	90,318	43.3%
Royalty income, net	1,388	0.6%	271	0.1%

	91,095	41.1%	90,589	43.4%

Operating expenses:
Selling	16,090	7.3%	17,620	8.4%
General and administrative	61,041	27.6%	57,096	27.4%

	77,131	34.9%	74,716	35.8%

Income from operations	13,964	6.3%	15,873	7.6%

Other income (expense):
Interest	(2,037)	-0.9%	(2,097)	-1.0%
Other, net	(66)	0.0%	(304)	-0.1%

	(2,103)	-0.9%	(2,401)	-1.1%

Income before income taxes	11,861	5.4%	13,472	6.5%
Income tax provision	4,815	2.2%	5,011	2.4%

Net earnings	$7,046	3.2%	$8,461	4.1%

Net earnings per share:
Basic	$0.18		$0.22

Diluted	$0.18		$0.22

Weighted average shares:
Basic	38,130		37,708

Diluted	42,448		41,480